Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:
Bill Dietrick
Proto Labs
763-479-7664
bill.dietrick@protolabs.com

Proto Labs Closes on Purchase of Portions of German Manufacturer Alphaform AG

Proto Labs’ acquisition extends additive manufacturing reach in Europe

MAPLE PLAIN, MINN.—October 9, 2015—Rapid manufacturer Proto Labs, Inc. (NYSE: PRLB) announced today that it has closed on the purchase of select assets and operations of German-based manufacturer Alphaform AG, which significantly extends Proto Labs’ additive manufacturing (3D printing) capabilities across Europe.

Alphaform is a leading service bureau headquartered in Feldkirchen (Munich), Germany. The acquisition includes Alphaform divisions operating in Germany, Finland and the United Kingdom. This acquisition will significantly expand Proto Labs’ recently launched additive manufacturing capabilities in Europe by adding selective laser sintering, direct metal laser sintering and additional stereolithography capabilities. The acquisition also includes the injection molding service currently offered by Alphaform Claho, in Eschenlohe, Germany. MediMet Precision Casting and Implants Technology GmbH, a 100 percent subsidiary of Alphaform AG is not part of the transaction.

“We believe Alphaform will expand our share of the additive manufacturing market in Europe,” says Vicki Holt, Proto Labs CEO. “This opportunity is also an ideal complement to our existing business.”

Proto Labs’ existing European business includes injection molding, CNC machining and stereolithography services operating out of Telford, England. The purchase also gives Proto Labs a major presence in Germany, which is the largest single market for the company’s services in Europe.

About Proto Labs

Proto Labs is the world’s fastest digital manufacturing source for custom prototypes and low-volume production parts. The technology-enabled company uses advanced 3D printing, CNC machining and injection molding technologies to produce parts within days. The result is an unprecedented speed-to-market value for product designers and engineers worldwide. Visit protolabs.com for more information.